Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2015

Name of Subsidiary*	Country
Teva Pharmaceuticals USA, Inc.	United States
Teva Santé SAS	France
Teva UK Limited	United Kingdom
ratiopharm GmbH	Germany
Teva Gmbh	Germany
Teva Pharmaceutical Works Private Limited Company	Hungary
Teva Italia S.r.l.	Italy
Teva Pharma S.L.	Spain
Teva Canada Limited	Canada
Teva Limited Liability Company	Russia
Teva Pharma Japan Inc. (Teva Seiyaku)	Japan

*	All listed subsidiaries are 100% owned by Teva, except Teva Pharmaceutical Works Private Limited Company, which has a very small minority interest.